Exhibit 23.4

Date: March 31, 2022

MINISO Group Holding Limited

25F, Heye Plaza, No. 486, Kangwang Middle Road

Liwan District, Guangzhou 510140, Guangdong Province

The People’s Republic of China

Ladies and Gentlemen,

We understand that MINISO Group Holding Limited (the “Company”) plans to file a registration statement on Form F-3 (the “Registration Statement”), one or more preliminary prospectus supplements and a final prospectus supplement (together with the base prospectus included in the Registration Statement, the preliminary prospectus supplements, and any documents incorporated by reference therein, the “Prospectus”) with the United States Securities and Exchange Commission (the “SEC”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in the Prospectus, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates and in other publicity materials.

We further consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Frost & Sullivan International Limited

/s/ Charles Lau

Name: Charles Lau

Title: Consulting Director